Exhibit (d)(6)

                               EXCHANGE AGREEMENT

      THIS EXCHANGE AGREEMENT, dated as of March 2, 2006 (this "Agreement"), is by and among Saker Holdings Corp., a Delaware corporation (the "Purchaser"), and each of the parties listed on Exhibit A hereto (each in his, her or its individual capacity, a "Stockholder," and, collectively, the "Stockholders").

                              W I T N E S S E T H:

      WHEREAS, the Purchaser has agreed to commence a cash tender offer (the "Offer") to purchase all of the outstanding shares of Foodarama Supermarkets, Inc. (the "Company" or "Foodarama") not owned by the Stockholders at a price of Fifty-Three Dollars ($53.00) per share; and,

      WHEREAS, each Stockholder has agreed to exchange that number of shares of Common Stock, $1.00 par value, of Foodarama set forth beside such Stockholder's name on Exhibit "A" (the "Exchange Shares") for an equal number of newly issued shares of capital stock of the Purchaser;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser and each Stockholder hereby agree as follows:

                                   ARTICLE I.
                          COVENANTS OF THE STOCKHOLDERS

      Section 1.1. No Inconsistent Arrangements. Except as contemplated by this Agreement, the Offer and the merger of FSM-Delaware, Inc. with and into the Purchaser (the "Merger"), no Stockholder shall during the term of this Agreement, (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Exchange Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in Section 3.3 hereof) on such Exchange Shares, except for certain liens on stock owned by Richard Saker securing margin loans which will be released immediately prior to the consummation of the Offer through the repayment of such margin loans in full with the proceeds of a loan made by the Purchaser, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Exchange Shares or any interest therein, except for any stockholders agreement by and among the parties hereto which shall become effective upon consummation of the Offer, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Exchange Shares, (iv) deposit the Exchange Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Exchange Shares, except for any stockholders agreement by and among the parties hereto which shall become effective upon consummation of the Offer, or (v) take any other action that would in any way restrict, limit or interfere with the performance of his, her or its obligations hereunder or the transactions contemplated hereby.

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      Section 1.2. Waiver of Dissenters' Rights. Each Stockholder hereby waives any rights to dissent from the Merger.

      Section 1.3. Stop Transfer. No Stockholder shall request that the Company register the transfer of any certificate or uncertificated interest representing any of the Exchange Shares, unless such transfer is made in compliance with this Agreement.

      Section 1.4. No Tender. No Stockholder shall tender any of his, her or its Exchange Shares in the Offer.

      Section 1.5. Indemnity. The representations, warranties and agreements made by each Stockholder herein shall survive the closing of this Exchange (as defined in Section 2.1) as anticipated hereby. Each Stockholder hereby agrees to indemnify and hold harmless the Purchaser from and against any and all loss, liability, claim, damage and expense (including, without limitation, attorney's fees and disbursements) suffered or incurred as a result of a misrepresentation or breach of any warranty or agreement made by such Stockholder in this Agreement.

                                   ARTICLE II.
                               EXCHANGE OF SHARES

      Section 2.1. Exchange. The equity capitalization of the Purchaser immediately following the Exchange (as defined below) shall be as set forth on Exhibit B hereto (the "Purchaser Equity Schedule"). Each Stockholder shall, at or before the closing of the Offer, exchange such Stockholder's Exchange Shares for newly-issued shares of capital stock of the Purchaser (the "Purchaser Shares") consistent with the Purchaser Equity Schedule (the "Exchange").

      Section 2.2. Certain Warranties. The transfer by the Stockholders of the Exchange Shares to the Purchaser pursuant to this Agreement shall pass to and unconditionally vest in the Purchaser good and valid title to the Exchange Shares, free and clear of all Encumbrances whatsoever.

      Section 2.3. Disclosure. Each Stockholder hereby authorizes the Purchaser to publish and disclose in the Offer documents (including all documents and schedules filed with the SEC), such Stockholder's identity and ownership of the Exchange Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement.

                                  ARTICLE III.
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      By executing this Agreement, each Stockholder makes the following representations, declarations and warranties to the Purchaser, with the intent and understanding that the Purchaser will rely thereon:

      Section 3.1. Due Authorization; Enforceability. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement

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and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

      Section 3.2. No Conflicts; Required Filings and Consents.

            (a) Except as would not impair or delay the ability of such Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) subject to the filings referred to in Section 3.2(b), conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's assets is bound or affected or (ii) subject to the release of liens on stock owned by Richard Saker securing margin loans which will be released contemporaneous with the consummation of the Offer through the repayment of such margin loans in full with the proceeds of a loan made by the Purchaser, result in any breach of or constitute a default (or any event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of an Encumbrance on any assets of such Stockholder, including, without limitation, the Exchange Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected.

            (b) Except as would not impair or delay the ability of such Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Securities Exchange Act of 1934, as amended).

      Section 3.3. Title to Exchange Shares. Except as disclosed to the Purchaser in writing by such Stockholder, such Stockholder is the sole record and beneficial owner of the Exchange Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind (collectively, "Encumbrances"), except for Encumbrances arising pursuant to or referred to in this Agreement.

      Section 3.4. No Finder's Fee. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby. Such Stockholder agrees and acknowledges that the Exchange is being made without an underwriter or placement agent who would have responsibilities to any of the Stockholders, and accordingly,

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such Stockholder agrees and acknowledges such Stockholder's sole responsibility for a "due diligence" investigation of the Purchaser. Each Stockholder acknowledges the existence of a letter agreement dated April 15, 2005 between Conway, DelGenio, Gries & Co., LLC and each of Richard J. Saker and Joseph J. Saker in connection with the Offer and related transactions.

      Section 3.5. Investment Invent.

            (a) SUCH STOCKHOLDER UNDERSTANDS THAT SUCH STOCKHOLDER MUST BEAR THE ECONOMIC RISK OF AN INVESTMENT IN THE PURCHASER SHARES FOR AN INDEFINITE PERIOD. SUCH STOCKHOLDER IS INVESTING IN THE PURCHASER SHARES FOR SUCH STOCKHOLDER'S OWN ACCOUNT AS PRINCIPAL FOR INVESTMENT AND NOT WITH A VIEW TOWARD RESALE OR DISTRIBUTION.

            (b) The Stockholder has been advised and is aware that: (i) there is no public market for the Purchaser Shares and it is not likely that any public market will develop; and (ii) the Purchaser Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction and, therefore, cannot be sold except in compliance with such laws. Such Stockholder agrees not to sell or otherwise dispose of the Purchaser Shares acquired by such Stockholder unless the Purchaser Shares are subsequently registered under the Securities Act and such state securities laws as are applicable or unless there are available exemptions from such registration that are supported by an opinion of counsel for such Stockholder, which opinion is satisfactory in form and substance to the Purchaser. Such Stockholder has no present arrangement, understanding or agreement for transferring or disposing of any or all shares of the Purchaser. Such Stockholder agrees that a legend to the foregoing effect may be placed upon any and all certificates representing shares of the Purchaser.

            (c) Stockholder hereby agrees to cooperate with the Purchaser in all of its efforts to comply with any applicable federal, state or local statutes and regulations.

                                   ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to each Stockholder as follows:

      Section 4.1. Due Organization; Authorization; Enforceability. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

      Section 4.2. Investment Intent. The Purchaser will be acquiring the Exchange Shares pursuant to the Exchange for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

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                                   ARTICLE V.
                                  MISCELLANEOUS

      Section 5.1. Termination. This Agreement shall terminate and be of no further force and effect: (i) upon the written consent of all of the parties hereto; and (ii) automatically and without any required action of the parties hereto upon the withdrawal of the Offer. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

      Section 5.2. Further Assurance. From time to time, at another party's request and without additional consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      Section 5.3. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Purchaser for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that the Purchaser shall have the right, in addition to any other rights that it may have, to specific performance of this Agreement. Accordingly, if the Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that the Purchaser has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

      Section 5.4. Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) If to the Purchaser:

                        Saker Holdings Corp.
                        c/o Giordano Halleran & Ciesla, P.C.
                        125 Half Mile Road
                        Red Bank, New Jersey 07701
                        Attention: John A. Aiello, Esq.

            (b) If to a Stockholder:

                        To the appropriate address shown on Exhibit A.

      Section 5.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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      Section 5.6. Severability. If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

      Section 5.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

      Section 5.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part by any of the parties, other than by operation of law; provided, however, that the Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Each Stockholder agrees that this Agreement and such Stockholder's obligations hereunder shall attach to the Exchange Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Exchange Shares shall pass by operation of law.

      Section 5.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction of the courts of the State of New Jersey and of the United States of America located in the State of New Jersey in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not object to or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

      Section 5.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 5.11. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 5.12. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document

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delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      Section 5.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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      IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of the date first above written.

                                  PURCHASER

                                  Saker Holdings Corp.

                             By:  /s/ Richard J. Saker
                                  -----------------------------------
                           Name:  Richard J. Saker
                          Title:  President and Chief Executive Officer

                                  /s/ Joseph J. Saker
                                  -----------------------------------
                                  Joseph J. Saker

                                  /s/ Richard J. Saker
                                  -----------------------------------
                                  Richard J. Saker

                                  /s/ Joseph J. Saker, Jr.
                                  -----------------------------------
                                  Joseph J. Saker, Jr.

                                  /s/ Thomas A. Saker
                                  -----------------------------------
                                  Thomas A. Saker

                                  /s/ Gloria Saker
                                  -----------------------------------
                                  Gloria Saker

                                  /s/ Nadine Saker Mockler
                                  -----------------------------------
                                  Nadine Saker Mockler

                                  /s/ Denise Saker Marder
                                  -----------------------------------
                                  Denise Saker Marder

                                  /s/ Richard James Saker
                                  -----------------------------------
                                  Richard James Saker

                                  Richard J. Saker Trust f/b/o
                                  Richard James Saker

                             By:  /s/ Richard J. Saker
                                  -----------------------------------
                                  Richard J. Saker

                                  Joseph Saker Family Partnership, L.P.

                                  By:  Saker Family Corporation, General Partner

                                  /s/ Richard J. Saker
                                  -----------------------------------
                                  Richard J. Saker, President

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                                    EXHIBIT A

                              LIST OF OWNED SHARES

                                      Number of
        Name of Shareholder             Shares              Address
------------------------------------  ---------  -------------------------------

Joseph J. Saker                         166,597  717 Ocean Avenue, Apt. 311
                                                 Long Branch, NJ  07740

Richard J. Saker                        113,666  1 Laurel Court
                                                 Clarksburg, NJ  08510

Joseph J. Saker, Jr.                     30,341  9 Mohegan Drive
                                                 Freehold, NJ  07728

Thomas A. Saker                          40,041  135 Cannon Road
                                                 Freehold, NJ  07728

Gloria Saker                             13,378  353A East Freehold Road
                                                 Freehold, NJ  07728

Nadine Saker-Mockler                      4,700  99 Woodland Drive
                                                 Pleasantville, NY  10570

Denise Saker Marder                      10,377  c/o Box Brothers
                                                 1954 Hillhurst Avenue
                                                 Los Angeles, CA  90027

Richard James Saker                       1,235  2 Locust Place
                                                 Colts Neck, NJ  07722

Richard J. Saker Trust                    1,377  1 Laurel Court
f/b/o Richard James Saker                        Clarksburg, NJ  08510

Joseph Saker Family Partnership, L.P     85,000  c/o Saker Family Corporation
                                                 At Foodarama Supermarkets, Inc.
                                                 922 Highway 33
                                                 Howell, NJ  07731

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                                    EXHIBIT B

                            PURCHASER EQUITY SCHEDULE

     Name of Shareholder         Number of Shares   Number of Vested Options
------------------------------   ----------------   ------------------------

Joseph J. Saker                      166,597                 40,000

Richard J. Saker                     113,666                 50,000

Joseph J. Saker, Jr.                  30,341

Thomas A. Saker                       40,041

Gloria Saker                          13,378

Nadine Saker Mockler                   4,700

Denise Saker Marder                   10,377

Richard James Saker                    1,235

Richard J. Saker Trust                 1,377
f/b/o Richard James Saker

Saker Family Partnership, L.P.        85,000

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